Document Sciences Corporation Announces Death Of Board Member James J. Costello


    CARLSBAD, Calif., March 23 /PRNewswire-FirstCall/ -- Document Sciences Corporation (Nasdaq: DOCX) today announced the death of James J. Costello, a member of the company's board of directors. Mr. Costello passed away after battling cancer. He served on the Company's board of directors since October 2001 and previously served from May 1996 through February 1999.

    "Jim passed away in the morning on Friday, March 19, 2004, while being attended to by his family and medical staff," said Thomas L. Ringer, the Company's Chairman. "We are extremely grateful for Jim's enormous contributions to Document Sciences over the years and grateful for the privilege of having the opportunity to work with Jim. We will miss him very much, and send our deepest sympathies to his family at this time of great loss for us all."

    A Mass of Christian Burial was celebrated today at St. Francis of Assisi Church on Norfield Road in Weston with burial at Assumption Cemetery, Green Farms, Westport, CT. In lieu of flowers, Mr. Costello's family has asked that donations in memory of James J. Costello be made to the Brian Costello Scholarship Fund, c/o Atty, Robert L. Moks, 191 Post Road W., Westport, CT 06880.


    This press release contains "forward-looking" statements about our financial results and estimates, business prospects, and products that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially include, among others, the following: (i) changes in our stock price; (ii) changes in our operating results; (iii) the market for document automation software; (iv) continued expansion of our professional services; (v) market acceptance of our existing products and introduction of new products and enhancements to existing products; (vi) maintaining our relationships with Xerox; (vii) changes in general economic and business conditions and/or other risks detailed from time-to-time in our SEC reports, including the report on Form 10-K for the fiscal year ended December 31, 2003. We do not undertake, and specifically disclaim, any obligation to update forward-looking statements.



SOURCE  Document Sciences Corporation
    -0-                             03/23/2004
    /CONTACT:  Jack McGannon of Document Sciences Corporation,
+1-760-602-1597, jmcgannon@docscience.com/
    (DOCX)

CO:  Document Sciences Corporation
ST:  California
IN:  PUB
SU:  PER